Exhibit 99.1

Great Basin Announces Upcoming Separation of Publicly Traded Units
Separation and delisting from Nasdaq will occur on August 25, 2015

Salt Lake City, August 6, 2015 - Great Basin Scientific, Inc. (NASDAQ: GBSN, GBSNU), a molecular diagnostics company, announced today that its publicly traded units (the “Units”) (symbol: GBSNU) will separate on August 25, 2015, as disclosed in the prospectus dated February 25, 2015, with each Unit separated into its component parts (eight Series C Warrants and one share of Series E Convertible Preferred Stock). In connection with the separation of the Units, the Units will be delisted from The Nasdaq Capital Market effective August 25, 2015.

The common stock of the Company (symbol: GBSN) will remain listed on The Nasdaq Capital Market and is unaffected by the delisting of the Units.

About Great Basin Scientific
Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies.  The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the company’s website at www.gbscience.com.

Media Contact:
Kate Ottavio Kent
ICR
203.682.8276
Kate.Ottavio-Kent@icrinc.com

Investor Relations Contact:
Bob Yedid
ICR
646.277.1250
bob.yedid@icrinc.com
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